As filed with the Securities and Exchange Commission on April 25, 2002
                                                      Registration No. 333-
================================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                       FORM S-8

                                REGISTRATION STATEMENT
                                         UNDER
                              THE SECURITIES ACT OF 1933

                          American Medical Technologies, Inc.
               (Exact name of Registrant as Specified in Its Charter)

             Delaware                                           38-2905258
   (State or Other Jurisdiction of                           (I.R.S. Employer
   Incorporation or Organization)                           Identification No.)


                                        5555 Bear Lane
                                Corpus Christi, Texas 78405
                   (Address of Principal Executive Offices) (Zip Code)

              Consulting Agreement with Philip Johnston dated April 24, 2002
                                    (Full Title of the Plan)

                                      John E. Vickers III
                                    Chief Operating Officer
                              American Medical Technologies, Inc.
                                         5555 Bear Lane
                                  Corpus Christi, Texas 78405
                            (Name and Address of Agent for Service)

   Telephone Number, Including Area Code, of Agent for Service: (361) 289-1145

                                           Copy to:
                                      Mark A. Metz, Esq.
                                      Dykema Gossett PLLC
                                     400 Renaissance Center
                                Detroit, Michigan  48243-1668
                                          (313) 568-5434

                               CALCULATION OF REGISTRATION FEE

==================================================================================================================
  Title of Securities    Amount To Be          Proposed Maximum           Proposed Maximum           Amount of
   to be Registered       Registered       Offering Price Per Share   Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------
    Common Stock       500,000 shares**             $0.48*                  $240,000.00*              $92.00*
------------------------------------------------------------------------------------------------------------------

* Estimated solely for purposes of computing the registration fee, at the average of the high and low sale price per share on April 19, 2002 as reported on the Nasdaq National Market, pursuant to Rule 457(h).

** The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. The Registration Statement shall cover any such additional shares in accordance with Rule 416(a).

         This document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933

                                 PROSPECTUS

                      AMERICAN MEDICAL TECHNOLOGIES, INC.
                                 500,000 Shares
                   Common Stock, Par Value $0.04 Per Share

                  Offered as set forth herein pursuant to the CONSULTING aGREEMENT WITH PHILIP JOHNSTON DATED APRIL 24, 2002

     The shares offered by this prospectus consist of 500,000 shares of authorized but unissued common stock, no par value, to be offered by American Medical Technologies, Inc., a Delaware corporation ("American Medical"), pursuant to stock options granted to Philip Johnston under the Consulting Agreement with Philip Johnston dated April 24, 2002 (the "Agreement"). You should rely only on information contained in this document or that American Medical has referred to you. American Medical has not authorized anyone else to provide you with information that is different.

     The following documents filed by American Medical with the Securities and Exchange Commission are incorporated in this prospectus by reference:

     (a) American Medical's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

     (b) The description of the Common Stock of American Medical contained in the Registration Statement on Form 8-A, No. 333-40140, filed under the Securities Exchange Act of 1934, as amended.

     All documents filed by American Medical with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock covered by this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

     You may receive free of charge, upon request, a copy of the Agreement, any information that has been incorporated by reference into this prospectus, a copy of American Medical's Annual Report and copies of proxy statements and other communications distributed to American Medical's shareholders. To request a copy of one or more of the items listed above or to obtain additional information about the Agreements, you should contact John E. Vickers III, Chief Operating Officer, at American Medical, 5555 Bear Lane, Corpus Christi, Texas 78405, (361) 289-1145.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
                           ADEQUACY OF THIS PROSPECTUS.

                 The date of this prospectus is April 24, 2002

                           SUMMARY OF THE AGREEMENT

     While this prospectus summarizes certain provisions of the Agreement, it does not contain all the information that may be important to you. You should read the Agreement carefully before you exercise the options.

GENERAL INFORMATION

     You have been granted options to purchase up to an aggregate of 500,000 shares of American Medical's Common Stock with an exercise price per share equal to 90% of the closing bid price reported on the Nasdaq National Market on the day prior to the day that the options are exercised.

     The options granted under the Agreement are exercisable for a term of not more than two months from the effective date of the Registration Statement on Form S-8 covering the options. The options are fully exercisable on the date of this prospectus.

     The Agreements are not subject to the requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") nor do they constitute a "qualified plan" under the Internal Revenue Code of 1986, as amended.

EXERCISE AND PAYMENT TERMS

     Payment of the full purchase price of any shares with respect to which the options are being exercised shall accompany a written notice of exercise. Payment shall be made in cash or by certified check, bank draft or money order.

TERMINATION OF THE AGREEMENT

     Termination of the Agreement on or before expiration of its term shall not affect your right to exercise the options. The options shall continue to be excersiable following termination of the Agreement for any reason. Notwithstanding the foregoing, the options are exercisable for not more than two months from the date of the Registration Statement on Form S-8 covering the options.

LIMITATIONS ON TRANSFER

     The options under the Agreement shall not be transferred in any manner other than by will or the laws of descent and distribution. During your lifetime, the options shall be exercised only by you. No transfer of the options shall be effective to bind American Medical unless American Medical shall have been furnished with written notice thereof and such evidence as American Medical may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the options.

                       FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the tax consequences which may result in connection with the Agreement. Federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances. You should consult your own professional tax advisor with respect to any specific questions that may arise in connection the Agreement.

     The options granted pursuant to the Agreement are non-qualified stock options. You will not recognize any income upon grant of the options; however, you will recognize ordinary income when you exercise the options. The amount of ordinary income you will recognize will be equal to the difference between (a) the fair market value of the shares that you acquired upon the exercise of the options as of the date of exercise, and (b) the exercise price. To determine how much income you will recognize when you subsequently sell or dispose of the option shares, you will need to calculate your basis in the shares. Your basis will be equal to the sum of the exercise price and the amount of ordinary income that you recognize. Upon withholding for income taxes, American Medical will receive a corresponding compensation deduction.

     If you sell or otherwise dispose of the shares, any gain or loss that you may experience upon the sale or other disposition will be treated as short-term or long-term capital gain or loss, depending upon how long you held the shares. The amount of short-term or long-term capital gain or loss that you will recognize when you sell or otherwise dispose of the shares will be equal to the difference between your basis in the shares and the amount you realize on the sale or other disposition.

               RESTRICTIONS ON RESALE OF SHARES BY AFFILIATES

     "Affiliates" of American Medical (as that term is defined under the Securities Act of 1933, as amended) cannot use this prospectus in connection with reoffers or resales of shares of American Medical common stock acquired upon exercise of the options. An "affiliate" of American Medical is defined as any person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, American Medical. An affiliate may make reoffers and resales of such shares only in ordinary broker transactions that are in compliance with Rule 144 under the Securities Act of 1933, including compliance with certain limitations on the number of shares of American Medical common stock an affiliate may sell during any three-month period. An affiliate also may make reoffers and resales of such shares pursuant to an effective registration statement under the Securities Act of 1933. If you are not an affiliate of American Medical, you generally may resell shares of American Medical common stock that are acquired upon exercise of the options without complying with Rule 144 or further registering such shares under the Securities Act of 1933.

                                 PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed by American Medical Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

         (b) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 333-40140, filed under the Securities Exchange Act of 1934, as amended.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock covered by this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         John E. Vickers III, the Company's Chief Operating Officer and a Director, has rendered an opinion with respect to the shares registered hereunder. As of the date hereof, Mr. Vickers owns 132,783 shares and options to purchase an additional 150,000 shares.

Item 6.  Indemnification of Directors and Officers.

         DELAWARE GENERAL CORPORATION LAW. The Company is organized under the Delaware General Corporation Law (the "DGCL") which, in general, empowers Delaware corporations to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

         The DGCL also empowers Delaware corporations to provide similar indemnity to such a person for expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its stockholders, except in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The DGCL further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any derivative or third-party action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person, in connection therewith; and (ii) indemnification and advancement of expenses provided for, by, or granted pursuant to, the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

         The DGCL permits a Delaware corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The DGCL further permits a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty except:
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

          CERTIFICATE OF INCORPORATION OF THE REGISTRANT. The Company's Certificate of Incorporation limits liability of the Company's directors to the maximum extent permitted by law. As a result, stockholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

         BYLAWS OF THE REGISTRANT. The Company's Bylaws empower the Company to indemnify its directors and officers to the fullest extent permitted bylaw, for expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation partnership, joint venture, trust or other enterprise at the Company's request. Such indemnification may be provided if such persons acted in good manner they reasonably believed to be in or not opposed to the best interests of the Company or its stockholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful.

         In actions by or in the right of the Company, indemnification is limited to expenses, including attorney fees, and amounts paid in settlement, and may be paid only if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders; provided that the Company may not indemnify a person in connection with a claim, issue, or matter in which the person has been found liable to the Company unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

         The Company's Bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. The Company has obtained such insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following exhibits are filed with this Registration Statement:

         5     Opinion of John E. Vickers III, Esq.

         23.1  Consent of Ernst & Young LLP

         23.2  Consent of John E. Vickers III, Esq. (contained in Exhibit 5)

         24    Power of Attorney (see "Signatures")


         99.1 Consulting Agreement with Philip Johnston dated April 24, 2002 between American Medical Technologies, Inc. and Philip Johnston

Item 9.  Undertakings.

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corpus Christi, State of Texas on April 25, 2002

                                       AMERICAN MEDICAL TECHNOLOGIES, INC.



                                       By:  /s/ John E. Vickers
                                          -----------------------------------
                                            John E. Vickers III
                                            Interim Chief Executive Officer


                                 POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints John E. Vickers III and Justin W. Grubbs, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 25, 2002.

                                       Title
/s/ John E. Vickers III            Chief Operating Officer, Interim Chief Executive Officer
--------------------------------   and Director (Principal Executive Officer)
John E. Vickers III


/s/ Justin W. Grubbs               Chief Financial Officer
--------------------------------   (Principal Financial and Accounting Officer)
Justin W. Grubbs


/s/ William S. Parker              Senior Vice President and Director
--------------------------------
William S. Parker


/s/ Gary A. Chatham
--------------------------------   Director
Gary A. Chatham


/s/ William D. Maroney
--------------------------------   Director
William D. Maroney


/s/ Bertrand R. Williams Sr.
--------------------------------   Director
Bertrand R. Williams Sr.



/s/ Charles A. Nichols
--------------------------------   Director
Charles A. Nichols


/s/ Wayne A. Johnson II
--------------------------------   Director
Wayne A. Johnson II


                                 INDEX TO EXHIBITS


Exhibit        Description
Number

   5           Opinion of John E. Vickers III, Esq. (including consent)

  23.1         Consent of Ernst & Young LLP

  99.1 Consulting Agreement with Philip Johnston dated April 24, 2002 between American Medical Technologies, Inc. and Philip Johnston